For: Alamo Group Inc.

Contact: Robert H. George
Vice President
830-372-9621

For Immediate Release

Financial Dynamics Eric Boyriven/Paul Johnson 212-850-5600

ALAMO GROUP INC. ANNOUNCES 2003 THIRD QUARTER RESULTS

SEGUIN, Texas, November 5, 2003 -- Alamo Group Inc. (NYSE:ALG) today reported results for the third quarter ended September 30, 2003.

Net sales for the third quarter increased 8% to $70.7 million from $65.2 million for the same period last year.  Net income for the quarter increased 58% to $2.6 million, or $0.27 per diluted share, from $1.7 million, or $0.17 per diluted share, in the previous year.  The 2003 results include those of Faucheux Industries S.A., acquired in November of 2002.  Excluding Faucheux, sales for the quarter would be 4% above the prior year.

For the first nine months of 2003, net sales were $211.6 million versus $199.5 million during the same period of 2002, an increase of 6%.  Net income for the nine-month period of 2003 was $6.6 million, or $0.67 per diluted share, down from $6.9 million, or $0.70 per diluted share, for the prior year.  The sales increase is mainly the result of the acquisitions of Valu-Bilt in April, 2002 and Faucheux in November, 2002, without which sales for the first three quarters would have been flat compared to 2002.  The decline in net income for the first nine months was due to weak conditions in the first quarter of 2003 compared to 2002, which resulted in a higher level of discounts and incentives, particularly in our North American Agricultural Division.

North American Industrial Division sales for the quarter were up 5% compared to previous year due mainly to increases in sales of Schwarze sweepers.  The Division's mowing equipment sales remained weak primarily due to governmental agencies' budget constraints and revenue shortfalls.

Sales for Alamo's North American Agricultural Division declined 2% in the quarter compared to last year due to decreased sales of Rhino branded products and lower level of OEM loader sales at the Company's SMC unit.  These decreases reflect continued softness in the North American agricultural industry.

Alamo's European Division sales were up 41% from the prior year period.  The biggest part of the increase was due to the acquisition of Faucheux in France in November, 2002 but increased sales of core products, particularly in the U.K., also contributed to the increase.

ALAMO GROUP INC. ANNOUNCES 2003 THIRD QUARTER RESULTS                                   PAGE 2

Ron Robinson, President and Chief Executive Officer of Alamo Group commented, "Our increased results for the third quarter, like our second quarter, were due more to internal improvements than market conditions, which remain stubbornly soft.

Our North American Industrial Division has experienced some increased stability in their markets, though still at lower sales levels than we have historically achieved.  Likewise, our North American Agricultural Division is seeing some improvements in certain products but not an overall increase in the market.

Our brightest area continues to be our European Division, which has improved their results due to new product introductions and aggressive marketing initiatives despite increased competition and soft market conditions, particularly in France, which has been affected by drought conditions for most of 2003.

While our markets remain spotty, our better operating efficiencies have allowed us to improve our results for the quarter, maintain solid cash flow, reduce our debt and, most importantly, increase our ability to compete in the challenging markets we serve."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and services.  The Company, founded in 1969, has over 1,600 employees and operates thirteen plants in North America and Europe as of September 2003.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

              This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

ALAMO GROUP REPORTS 2003 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/03	09/30/02	09/30/03	09/30/02
North American
Agricultural	$27,257	$27,883	$80,445	$86,362
Industrial	26,516	25,272	81,757	79,107
European	16,950	12,058	49,428	34,041
Total Sales	70,723	65,213	211,630	199,510

Cost of sales	54,233	51,083	165,908	155,604
Gross margin	16,490	14,130	45,722	43,906
	23.3%	21.7%	21.6%	22.0%

Operating Expenses	11,911	11,116	34,552	31,883
Income from Operations	4,579	3,014	11,170	12,023
	6.5%	4.6%	5.3%	6.0%

Interest Expense	(503)	(557)	(1,605)	(1,990)
Interest Income	84	134	341	387
Other Income (Expense)	166	(6)	657	58

Income before income taxes	4,326	2,585	10,563	10,478
Provision for income taxes	1,694	915	3,998	3,574

Net Income	$2,632	$1,670	$6,565	$6,904

Net income per common share:
Basic	$0.27	$0.17	$0.68	$0.71

Diluted	$0.27	$0.17	$0.67	$0.70

Average common shares:
Basic	9,721	9,713	9,719	9,712

Diluted	9,800	9,787	9,777	9,797

Summary Balance Sheet Data

	09/30/03	12/31/02	09/30/02
Receivables	58,442	59,720	55,454
Inventories	66,436	63,512	64,983
Current Liabilities	36,749	30,558	28,818
Long Term Debt	15,418	27,833	23,856
Equity	139,382	130,478	130,056